MINUTES OF DIRECTORS' MEETING
                                       OF
                           MEDCARE TECHNOLOGIES, INC.

     A meeting of the Board of Directors of MedCare Technologies, Inc. was held on the 6th day of August, 1998 at 7:00 a.m. at the offices located at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia, V6J 1G1, Canada.

     There present and participating at the meeting, either in person or telephonically, were Harmel S. Rayat, Jeff Aronin, Michael M. Blue, Kundan S. Rayat and Valerie Boeldt-Umbright, being the majority of Directors of the Company. Absent was Jake Jacobo. Telephonically attending as an invited guest was Greg Wujek. Jeff Aronin, the President of the Company, chaired the meeting. Kundan S. Rayat, the Secretary, read the minutes of the last regular meeting and they were approved.

     The first item of business brought before the Board was regarding the resignations of Kundan S. Rayat as Director, Secretary and Treasurer and of Valerie Boeldt-Umbright as a Director. After a short discussion, it was agreed that the resignations of Kundan S. Rayat as Director, Secretary and Treasurer and of Valerie Boeldt-Umbright as Director be accepted, said resignations to be effective immediately. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, that the resignations of Kundan S. Rayat as Secretary, Treasurer and Director and of Valerie Boeldt-Umbright as Director be accepted.

     FURTHER RESOLVED, that the said resignations be effective immediately.

     The second item of business brought before the Board was the appointment of a new Director and a new Officer of the Company. After a short discussion, it was agreed that Greg Wujek be elected as a Director and act as the Company's Secretary and Treasurer, effective immediately. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, that Greg Wujek be elected as a Director of the Company and act as the Company's Secretary and Treasurer.

     FURTHER RESOLVED, that said appointment as a Director and Officer of the Company be effective immediately.

     The last item of business brought before the Board was the appointment of a new Chief Executive Officer of the Company. After a short discussion, it was agreed that Jeff Aronin be the Chief Executive Officer of the Company, replacing Harmel S. Rayat, effective immediately. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     RESOLVED, that Jeff Aronin be the Chief Executive Officer of the Company, effective immediately.


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     FURTHER  RESOLVED,  that  Harmel  S.  Rayat  remain as a  Director  and the
Company's Chairman.

     There being no further business, and upon motion duly made and seconded, the meeting was adjourned.


/s/ Greg Wujek
--------------
Greg Wujek, Secretary


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